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                                                                    Exhibit 4.5
                               ORGANOGENESIS INC.

                             STOCK OPTION AGREEMENT

        1. Grant of Option. Organogenesis Inc., a Delaware corporation (the "Company"), hereby grants to Thomas M. Tully ("Tully"), an option to purchase an aggregate of 22,500 shares of Common Stock, $.01 par value ("Common Stock"), of the Company at a price of $10.63 per share, purchasable as set forth in and subject to the terms and conditions of this option.

        2.      Exercise of Option.

                (a) Immediate Vesting and Expiration. Except as otherwise provided in this Agreement, this option shall be immediately exercisable, in whole or in part, and shall remain exercisable prior to 5:01 p.m. on June 30, 1996, at which time it shall expire (hereinafter the "Expiration Date"),

                (b) Exercise Procedure. Subject to the conditions set forth in this Agreement, this option shall be exercised by Tully's delivery to the Company of the Exercise Form attached as Appendix I specifying the number of shares to be purchased and the purchase price to be paid therefor and accompanied by payment in full in accordance with Section 3. Such exercise shall be effective upon execution by Tully and the Company of the Exercise Form. Tully may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

        3. Payment of Purchase Price. Payment of the purchase price for shares purchased upon exercise of this option shall be made by delivery to the Company of cash or a bank or certified check to the order of the company in an amount equal to the purchase price of such shares.

        4. Nontransferability of Option. This option is personal and no rights granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) nor shall any such rights be subject to execution, attachment or similar process; provided, however, that in the event of Tully's death prior to the Expiration Date, this option may be exercised by the person or persons to whom this option is transferred by will or the laws of descent and distribution. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option or of such rights contrary to the provision hereof, or upon the levy of any attachment or similar process upon this option or such rights, this option and such rights shall, at the election of the Company become null and void.

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        5.      Withholding Taxes.  The Company's obligation to deliver shares upon the exercise of this option shall be subject to Tully's satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

        6. Restricted Stock. Tully acknowledges that the common stock of the Company to be acquired upon exercise of this option will be "restricted stock" under the Securities Act of 1933 (the "Act") and may not be transferred, sold or otherwise disposed of unless registered under the Act or unless any such transfer, sale or disposition is exempt under the Act. To allow Tully to publicly sell the shares of common stock received upon exercise of this option, the Company agrees that it will, as soon as practicable after written request by Tully for registration, prepare and file with the Securities and Exchange Commission ("SEC") a registration statement under the Act covering the shares purchased upon exercise of this option and will use its best efforts to cause such registration statement to be declared effective by the SEC and to keep such registration statement effective for a period of 60 days or until such earlier time as all such shares are sold. In addition, the Company will take such action as is required under the securities laws of the Commonwealth of Massachusetts to qualify all such shares in Massachusetts. The Company agrees to pay all expenses incurred by the Company in compliance with this paragraph, including all the registration and filing fees, printing expenses, fees and disbursements of the Company's counsel and any fees and expenses required in connection with qualification of the sale of such shares in Massachusetts, but not the expenses of any counsel to Tully. Any shares of common stock issued upon exercise of this option which are not so registered under the Act shall have affixed thereto a legend providing that the shares are restricted and may not be sold or otherwise disposed of in the absence of an effective registration statement under the Act or an opinion of Company's counsel to the effect that such registration is not required. The Company agrees to remove this legend after such shares are registered under the Act.

        7.      Miscellaneous

                (a) Except as provided herein, this option may not be amended or otherwise modified unless evidenced in writing and signed by the Company and Tully.

                (b) All notices under this option shall be mailed or delivered by hand to the parties at their respective addresses set forth beneath their names below or at such other address as may be designated in writing by either of the parties to one another.


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                (c)     This option shall be governed by and construed in
accordance with the laws of the Commonwealth of Massachusetts.

Date of Grant:                          ORGANOGENESIS, INC.

June 20, 1995                          BY:  /s/ HERBERT M. STEIN
                                           --------------------------

                                        Title:  Chairman
                                               ----------------------

                                        address:  150 Dan Road
                                                  Canton, MA 02021


                                   ACCEPTANCE

        The undersigned hereby accepts the forgoing option and agrees to the terms and conditions thereof.


                                        /s/ THOMAS M. TULLY
                                        -----------------------------
                                        Thomas M. Tully

                                        Address:  712 High St.
                                                 --------------------

                                                  Dedham, MA 02026
                                                 --------------------



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                                   APPENDIX I

                       FORM FOR EXERCISE OF STOCK OPTION


                        Date: __________________, 19__


Organogenesis Inc.
150 Dan Road
Canton, MA  02021

Attention: Treasurer

Dear Sir or Madam:

I am the holder of a Stock option granted to me on __________________________ for the purchase of __________________________ shares of Common Stock at a purchase price of $______ per share.

I hereby exercise my option to purchase ___________________________ shares of Common Stock, for which I have enclosed ________________________________ in the amount of $_____________________. Please register my stock certificate as follows:

         Name(s):  _____________________________________

                   _____________________________________

         Address:  _____________________________________

                   _____________________________________

         Tax I.D. #: ___________________________________


Very truly yours,

_____________________________________

_____________________________________